Exhibit 99.1
Carter Validus Mission Critical REIT, Inc.
First Quarter 2019 Results
TAMPA, FL (May 17, 2019) - Carter Validus Mission Critical REIT, Inc., or the Company, a public, non-traded real estate investment trust focused on mission critical healthcare properties, today announced operating results for the first quarter ended March 31, 2019.
Quarter Ended March 31, 2019 and Subsequent Highlights

•	Net income attributable to common stockholders totaled $2.1 million.

•	Net operating income from continuing operations, or NOI, totaled $19.3 million.

•	Funds from operations, or FFO, attributable to common stockholders equaled $10.9 million.

•	Modified funds from operations, or MFFO, attributable to common stockholders equaled $6.6 million.

•	During the three months ended March 31, 2019, the Company repurchased approximately 3.7 million shares of common stock for approximately $19.6 million, or $5.33 per share.

•
On April 11, 2019, the Company announced it had entered into a definitive agreement to merge with Carter Validus Mission Critical REIT II, Inc, or REIT II. See further discussion in “Agreement and Plan of Merger” section below.

Michael Seton, Chief Executive Officer and President of the Company stated, “We are pleased that on April 11th the Company entered into a merger agreement to merge with Carter Validus Mission Critical REIT II, Inc. In addition to providing a combination of cash and stock consideration to stockholders of the Company in connection with the closing of the merger, we anticipate the combined company would provide an increased opportunity to maximize stockholder value through greater portfolio diversification, enhanced size and scale, and increased optionality for potential liquidity in the future."

An explanation of FFO, MFFO, NOI and Tenant Reimbursements, as well as reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP measures, are included at the end of this exhibit.
Financial Results
Quarter Ended March 31, 2019, Compared to Quarter Ended March 31, 2018

•
Net income attributable to common stockholders was $2.1 million for the quarter ended March 31, 2019, compared to net loss attributable to common stockholders of $17.2 million for the quarter ended March 31, 2018.

•
FFO attributable to common stockholders was $10.9 million for the quarter ended March 31, 2019, compared to negative FFO attributable to common stockholders of $7.0 million for the quarter ended March 31, 2018.

•
MFFO attributable to common stockholders was $6.6 million for the quarter ended March 31, 2019, a decrease of 16.5%, compared to MFFO attributable to common stockholders of $7.9 million for the quarter ended March 31, 2018.

The increase in net income attributable to common stockholders during the period presented above primarily was the result of one-time write offs in the first quarter of 2018. The Company wrote-off straight-line rent and an in-place lease intangible asset related to one of the Company’s former tenants, Bay Area Regional Medical Center, LLC, or Bay Area, which experienced financial difficulties and ultimately ceased operations. The write-offs were partially offset by a gain on the sale of two data center properties during the quarter ended March 31, 2018. The increase in FFO during the period presented above was the result of the same factors, except for the gain on sales, which is removed when calculating this metric. The decrease in MFFO during the periods presented above primarily relates to legal and professional fees incurred in connection with the merger transaction, as discussed below. The straight-line rent and in-place lease intangible write-offs, which are a part of overall straight-line rent and depreciation and amortization line items, respectively, as well as gain on sales are removed when calculating MFFO.
Operating Results
Quarter Ended March 31, 2019, Compared to Quarter Ended March 31, 2018

•	NOI from continuing operations was $19.3 million for the quarter ended March 31, 2019, compared to net operating loss of $1.5 million for the quarter ended March 31, 2018.

•	Total revenue from continuing operations was $20.9 million for the quarter ended March 31, 2019, compared to $1.5 million for the quarter ended March 31, 2018.
The increases in NOI from continuing operations, total revenue from continuing operations and same store rental revenue and tenant reimbursements during the quarter ended March 31, 2019, are primarily the result of write-offs in straight-line rent and tenant reimbursements related to Bay Area during the first quarter of 2018. The Company terminated the lease with Bay Area on August 13, 2018, and re-leased the property to a new tenant, the Board of Regents of the University of Texas System on October 24, 2018.
Portfolio Overview
The Company's operating portfolio had a weighted average occupancy of 91.2% as of March 31, 2019, with two properties vacant, and a weighted average remaining lease term of 11.9 years.
As of March 31, 2019, the Company owned 61 properties, located in 32 markets, comprised of approximately 2.4 million of leased rentable square feet.
Balance Sheet and Liquidity
As of March 31, 2019, the Company had total principal debt outstanding of $235.8 million, and a net debt leverage ratio, which is the ratio of principal debt outstanding less cash to fair value of real estate, of 18.2%. The Company’s outstanding debt was comprised of 24% debt fixed through the use of interest rate swaps and 76% variable rate debt.
At March 31, 2019, the Company had liquidity of $105.9 million, consisting of $28.0 million in cash and cash equivalents and $77.9 million in borrowing base availability on the unsecured credit facility.

Distributions
During the first quarter of 2019, the Company paid aggregate distributions of $14.3 million ($7.8 million in cash and $6.5 million reinvested in shares of common stock pursuant to the Company's Distribution Reinvestment Plan, or DRIP.
The Company declared weighted average distributions per share of common stock in the amount of $0.08 and $3.14 in the first quarters ended March 31, 2019 and 2018, respectively. During the three months ended March 31, 2018, the Company paid the special cash distribution of $3.00 per share of common stock in connection with the disposition of certain real estate properties between December 2017 and January 2018.
Agreement and Plan of Merger
On April 11, 2019, the Company, along with REIT II, Carter/Validus Operating Partnership, LP, or REIT I OP, Carter Validus Operating Partnership II, LP, or REIT II OP, and Lightning Merger Sub, LLC, a wholly owned subsidiary of REIT II, or the Merger Subsidiary, entered into an Agreement and Plan of Merger, or the Merger Agreement.
Pursuant to the terms and conditions of the Merger Agreement, Carter Validus Mission Critical REIT, Inc., will merge with and into the Merger Subsidiary, and will be the surviving entity of the transaction. Post-merger, the Merger Subsidiary will continue to operate as a wholly owned subsidiary of REIT II.
At the time of the merger, and subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of the Company’s common stock (or a fraction thereof), $0.01 par value per share, or REIT I common stock, will be converted into the right to receive:

(i)	$1.00 in cash; and

(ii)	0.4681 shares of REIT II Class A common stock, par value $0.01 per share.
In order for the merger to be completed, among other conditions, the Company's stockholders must approve the merger and the other transactions contemplated by the Merger Agreement, which requires the affirmative vote of holders of a majority of the outstanding shares of the Company's common stock.
This is a summary of the terms and conditions of the Merger Agreement. For a full description, see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2019, and the exhibits thereto.
Suspension of Distribution Reinvestment Plan and Shift to Cash Distributions
In connection with the merger, on April 10, 2019, the Company's board of directors approved the suspension of the DRIP, and, therefore, suspended the DRIP beginning with distributions that accrued in April 2019. All stockholders now receive their distributions in cash.
Third Amended and Restated Share Repurchase Program
In connection with entering into the Merger Agreement, on April 10, 2019, the Company's board of directors approved the Third Amended and Restated Share Repurchase Program, or the Third Amended & Restated SRP, which became effective on May 11, 2019, and will apply beginning with repurchases made on the 2019 third quarter repurchase date. Pursuant to the Third Amended & Restated SRP, the Company will only repurchase shares of common stock in connection with the death, qualifying disability, or involuntary exigent circumstance (as determined by the Company's board of directors, in its sole discretion) of a stockholder, subject to certain terms and conditions specified in the Third Amended & Restated SRP. Further, pursuant to the Third Amended &

Restated SRP, if the Company does not repurchase all of the shares for which repurchase requests were submitted in any quarter, outstanding repurchase requests will not automatically roll over to the subsequent quarter.
Supplemental Information
The Company routinely announces material information to investors and the marketplace using press releases, SEC filings and the Company's website at www.cvmissioncriticalreit.com. The information that the Company posts to its website may be deemed material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company's press releases and SEC filings. A glossary of definitions and other supplemental information may be found attached to the Current Report on Form 8-K filed May 17, 2019. A comprehensive listing of the Company's properties is also available at www.cvmissioncriticalreit.com.
About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a public, non-traded corporation headquartered in Tampa, Florida, that has elected to be taxed as a real estate investment trust and invests in mission critical healthcare real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws. The Company and REIT II expect to prepare and file with the SEC a Registration Statement on Form S-4 containing a proxy statement/prospectus. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY AND REIT II IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, REIT II AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (www.sec.gov). In addition, these materials will also be available free of charge by accessing the Company’s website (www.cvmissioncriticalreit.com) or by accessing REIT II’s website (www.cvmissioncriticalreitii.com).
Participants in the Proxy Solicitation
Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 22, 2019, and information regarding REIT II’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 22, 2019. Certain directors and executive officers of the Company and/or REIT II and other persons may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements and rights to severance payments and retention bonuses if their employment is terminated prior to or following the merger. If and to the extent that any of the participants will receive any additional benefits in connection with the merger, the details of those benefits will be described in the proxy statement/prospectus relating to the merger. Investors and security holders may obtain additional information regarding the direct and indirect interests of the Company and REIT II and their respective executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger when it becomes available.

Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs regarding operational strategies, anticipated events and trends, the economy, and other future conditions and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are subject to various risks and uncertainties, and factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the risk that the merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability of the Company to obtain stockholder approval of the merger or the failure to satisfy the other conditions to completion of the merger; risks related to disruption of management’s attention from the ongoing business operations due to the merger; availability of suitable investment opportunities; changes in interest rates, the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely impact the business of the Company; and other factors, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended 2018, and subsequent quarterly reports filed on Form 10-Q with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Investor Relations Contact:

Miranda Davidson
IR@cvreit.com

Balance Sheet (amounts in thousands, except share data)

	(Unaudited) March 31, 2019	December 31, 2018
ASSETS
Real estate:
Land	$72,700	$72,700
Buildings and improvements, less accumulated depreciation of $106,906 and $100,897, respectively	801,260	806,637
Total real estate, net	873,960	879,337
Cash and cash equivalents	28,015	43,133
Acquired intangible assets, less accumulated amortization of $24,056 and $23,822, respectively	55,907	59,681
Right-of-use assets - operating leases	10,001	—
Other assets, net	43,465	40,964
Assets of discontinued operations, net	393	401
Total assets	$1,011,741	$1,023,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable, net of deferred financing costs of $70 and $75, respectively	$17,749	$36,214
Credit facility	218,000	190,000
Accounts payable due to affiliates	1,550	1,329
Accounts payable and other liabilities	12,188	16,703
Intangible lease liabilities, less accumulated amortization of $5,118 and $5,712, respectively	11,132	16,537
Operating lease liabilities	13,765	—
Liabilities of discontinued operations, net	12	13
Total liabilities	274,396	260,796
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized; 204,348,165 and 203,114,678 shares issued, respectively; 180,644,686 and 183,081,839 shares outstanding, respectively	1,806	1,831
Additional paid-in capital	1,600,015	1,612,969
Accumulated distributions in excess of earnings	(864,615)	(852,505)
Accumulated other comprehensive income	139	425
Total stockholders’ equity	737,345	762,720
Total liabilities and stockholders’ equity	$1,011,741	$1,023,516

Quarterly Income Statement (amounts in thousands, except share data and per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue:
Rental revenue	$20,916	$1,535
Expenses:
Rental expenses	1,609	3,000
General and administrative expenses	2,891	1,609
Asset management fees	2,404	2,465
Depreciation and amortization	8,793	28,821
Total expenses	15,697	35,895
Income (loss) from operations	5,219	(34,360)
Other expense:
Interest expense, net	(3,071)	(2,214)
Provision for loan losses	—	(1,190)
Total other expense	(3,071)	(3,404)
Income (loss) from continuing operations	2,148	(37,764)
Income from discontinued operations	—	20,533
Net income (loss) attributable to common stockholders	$2,148	$(17,231)
Other comprehensive (loss) income:
Unrealized (loss) income on interest rate swaps, net	$(286)	$636
Other comprehensive (loss) income	(286)	636
Comprehensive income (loss) attributable to common stockholders	$1,862	$(16,595)
Weighted average number of common shares outstanding:
Basic	180,618,895	185,673,400
Diluted	180,641,395	185,673,400
Net income (loss) per common share attributable to common stockholders:
Basic:
Continuing operations	$0.01	$(0.20)
Discontinued operations	—	0.11
Net income (loss) attributable to common stockholders	$0.01	$(0.09)
Diluted:
Continuing operations	$0.01	$(0.20)
Discontinued operations	—	0.11
Net income (loss) attributable to common stockholders	$0.01	$(0.09)
Distributions declared per common share	$0.08	$3.14

Use of Non-GAAP Information
Net operating income, a non-GAAP financial measure, is defined as total revenues, less rental expenses, which excludes depreciation and amortization, general and administrative expenses, acquisition related expenses, asset management fees and interest expense, net. The Company believes that net operating income serves as a useful supplement to net income because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies between periods on a consistent basis. Net operating income should not be considered as an alternative to net income determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, net operating income should be examined in conjunction with net income as presented in the condensed consolidated financial statements and data included on the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2019.
The following is a reconciliation of net income (loss) attributable to common stockholders, which is the most directly comparable GAAP financial measure, to net operating income (loss) from continuing operations for the three months ended March 31, 2019 and 2018 (amounts in thousands):

	Three Months Ended March 31,
	2019	2018
Revenue:
Rental revenue	$20,916	$1,535
Expenses:
Rental expenses	1,609	3,000
Net operating income (loss) from continuing operations	19,307	(1,465)

Expenses:
General and administrative expenses	2,891	1,609
Asset management fees	2,404	2,465
Depreciation and amortization	8,793	28,821
Income (loss) from operations	5,219	(34,360)
Other expense:
Interest expense, net	(3,071)	(2,214)
Provision for loan losses	—	(1,190)
Income (loss) from continuing operations	2,148	(37,764)
Income from discontinued operations	—	20,533
Net income (loss) attributable to common stockholders	$2,148	$(17,231)
The Company generates almost all of the net operating income from property operations. In order to evaluate the overall portfolio, management analyzes the net operating income of same store properties. The Company defines "same store properties" as operating properties that were owned and operated for the entirety of both calendar periods being compared and excludes properties under development. By evaluating the property net operating income of the same store properties, management is able to monitor the operations of the Company's existing properties for comparable periods to measure the performance of the current portfolio and determine the effects of new acquisitions on net income.

The following table presents same store and non-same store components of net operating income (loss) from continuing operations for the three months ended March 31, 2019 and 2018 (amounts in thousands):

	Three Months Ended March 31,
	2019	2018
Revenue:
Same store rental revenue	$20,109	$2,721
Non-same store rental revenue	—	50
Same store tenant reimbursements	801	(1,240)
Non-same store tenant reimbursements	2	—
Other operating income	4	4
Total revenue	20,916	1,535
Expenses:
Same store rental expenses	1,608	2,983
Non-same store rental expenses	1	17
Net operating income (loss) from continuing operations	$19,307	$(1,465)
One of the Company’s objectives is to provide cash distributions to its stockholders from cash generated by the Company’s operations. The purchase of real estate assets and real estate-related investments, and the corresponding expenses associated with that process, is a key operational feature of the Company’s business plan in order to generate cash from operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO which the Company believes is an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to the Company’s net income as determined under GAAP.
The Company defines FFO, consistent with NAREIT’s definition, as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.
The Company, along with others in the real estate industry, consider FFO to be an appropriate supplemental measure of a REIT’s operating performance because it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation and amortization and asset impairment write-downs, which the Company believes provides a more complete understanding of its performance to investors and to its management, and when compared year over year, reflects the impact on the Company’s operations from trends in occupancy.
Publicly registered, non-listed REITs, such as the Company, typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operations. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that publicly registered, non-listed REITs, like the Company, are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. Thus, the Company will not continuously purchase real estate assets and intends to have a limited life. Due to these factors and other unique features of publicly registered, non-listed REITs, the Institute for Portfolio Alternatives, or the IPA, has standardized a measure known as modified funds from operations, or MFFO, which the Company believes to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-listed REIT. MFFO is a metric used by management to evaluate sustainable performance and dividend policy. MFFO is not equivalent to the Company’s net income as determined under GAAP.
The Company defines MFFO, a non-GAAP measure, consistent with the IPA’s definition in its Practice Guideline: FFO further adjusted for the following items included in the determination of GAAP net income; acquisition fees and expenses; amounts related to straight-line rental income and amortization of above and below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, adjustments related to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income, and after adjustments for a consolidated and unconsolidated partnership and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company's MFFO calculation complies with the IPA’s Practice Guideline, described above. In calculating MFFO, the Company excludes amortization of above and below-market leases, along with the net of right-of-use assets - operating leases amortization and operating lease liabilities accretion, resulting from above- and below- market ground leases, and amounts related to straight-line rents (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments). The other adjustments included in the IPA’s Practice Guidelines are not applicable to the Company.
The following is a reconciliation of net income (loss) attributable to common stockholders, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the three months ended March 31, 2019 and 2018 (amounts in thousands, except share data and per share amounts):

	Three Months Ended March 31,
	2019	2018
Net income (loss) attributable to common stockholders	$2,148	$(17,231)
Adjustments:
Depreciation and amortization (1)	8,793	28,821
Gain on real estate dispositions from discontinued operations	—	(18,578)
FFO attributable to common stockholders	$10,941	$(6,988)
Adjustments:
Amortization of intangible assets and liabilities (2)	(566)	(227)
Amortization of operating leases	28	—
Straight-line rent (3)	(3,795)	15,116
MFFO attributable to common stockholders	$6,608	$7,901
Weighted average common shares outstanding - basic	180,618,895	185,673,400
Weighted average common shares outstanding - diluted	180,641,395	185,673,400
Weighted average common shares outstanding - diluted for FFO	180,641,395	185,673,400
Net income (loss) per common share - basic	$0.01	$(0.09)
Net income (loss) per common share - diluted	$0.01	$(0.09)
FFO per common share - basic	$0.06	$(0.04)
FFO per common share - diluted	$0.06	$(0.04)

(1)
During the three months ended March 31, 2019, the Company wrote off one in-place lease intangible asset in the amount of approximately $1,469,000 by accelerating the amortization of the intangible asset related to a tenant that is experiencing financial difficulties. During the three months ended March 31, 2018, the Company wrote-off one in-place lease intangible asset in the amount of approximately $21,296,000 by accelerating the amortization of the intangible asset related to a tenant that was experiencing financial difficulties.

(2)
Under GAAP, certain intangibles are accounted for at cost and reviewed for impairment; however, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate. During the three months ended March 31, 2019, the Company wrote off one below-market lease intangible liability in the amount of approximately $407,000 by accelerating the amortization of the intangible liability related to one of our tenants experiencing financial difficulties.

(3)
Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays, if applicable). This may result in income recognition that is significantly different than the underlying contract terms. During the three months ended March 31, 2019, the Company wrote off approximately $775,000 of straight-line rent related to a tenant that is experiencing financial difficulties. During the three months ended March 31, 2018, the Company wrote off approximately $17,628,000 of straight-line rent related to a former tenant that was experiencing financial difficulties. By adjusting for the change in straight-line rent receivable, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with our analysis of operating performance.